Exhibit 5.1

701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 PHONE 206.883.2500 FAX 206.883.2699 www.wsgr.com

April 26, 2018

nLIGHT, Inc.
5408 Northeast 88th Street, Building E
Vancouver, Washington 98665

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by nLIGHT, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 9,893,607 shares of your common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 3,431,515 shares of common stock to be issued under the 2018 Equity Incentive Plan (the “2018 Plan”), (ii) 857,879 shares of common stock to be issued under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”) and (iii) 5,604,213 shares of common stock which are subject to currently outstanding options under the 2001 Stock Plan (the “2001 Plan,” and together with the 2018 Plan and 2018 ESPP, the “Plans”).  As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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